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                          AGREEMENT AND PLAN OF MERGER

                                     among

                          EL PASO NATURAL GAS COMPANY,

                              THE EL PASO COMPANY

                                      and

                         CORNERSTONE NATURAL GAS, INC.

                           Dated as of April 20, 1996


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
                               TABLE OF CONTENTS

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
1.       The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1.    The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2     Company Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

2.       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         2.1.    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         2.2.    The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         2.3.    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

3.       Certificate of Incorporation and By-laws of the Surviving Corporation  . . . . . . . . .    5
         3.1.    Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.2.    By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

4.       Directors and Officers of the Surviving Corporation  . . . . . . . . . . . . . . . . . .    6
         4.1.    Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.2.    Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

5.       Conversion of Company Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.1.    Conversion of Company Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .    6

6.       Dissenting Shares; Exchange of Shares  . . . . . . . . . . . . . . . . . . . . . . . . .    7
         6.1.    Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         6.2.    Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

7.       Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . .   10
         7.1.    Existence; Good Standing; Corporate Authority; Compliance With Law . . . . . . .   10
         7.2.    Authorization, Validity and Effect of Agreements . . . . . . . . . . . . . . . .   11
         7.3.    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         7.4.    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         7.5.    Other Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         7.6.    No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         7.7.    Proxy Statement; Offer Documents; Schedule 14D-1; Schedule 14D-9 . . . . . . . .   13
         7.8.    SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.9.    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.10.   Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.11.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         7.12.   Certain Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         7.13.   Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         7.14.   No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         7.15.   Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17





                                      (i)

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
         7.16.   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         7.17.   Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

8.      Representations and Warranties of Parent and Merger Sub  . . . . . .  . . . . . . . . . .   19
         8.1.    Existence; Good Standing; Corporate Authority; Compliance with Law . . . . . . .   19
         8.2.    Authorization, Validity and Effect of Agreements . . . . . . . . . . . . . . . .   19
         8.3.    No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         8.4.    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         8.5.    Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         8.6.    Proxy Statement; Offer Documents; Schedule 14D-1; Schedule 14D-9 . . . . . . . .   20

9.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         9.1.    No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . .   21
         9.2.    Conduct of Businesses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         9.3.    Board Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         9.4.    Meeting of the Company's Stockholders  . . . . . . . . . . . . . . . . . . . . .   25
         9.5.    Filings; Other Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         9.6.    Inspection of Records; Access  . . . . . . . . . . . . . . . . . . . . . . . . .   27
         9.7.    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         9.8.    Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         9.9.    Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.10.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.11.   Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.12.   Certain Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         9.13.   Headquarters of the Surviving Corporation  . . . . . . . . . . . . . . . . . . .   29

10.      Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         10.1.   Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . .   29
         10.2.   Conditions to Obligation of the Company to Effect the Merger . . . . . . . . . .   30
         10.3.   Conditions to Obligation of Parent and Merger Sub to Effect the Merger . . . . .   30

11.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         11.1.   Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . .   30
         11.2.   Termination by Either Parent or the Company  . . . . . . . . . . . . . . . . . .   30
         11.3.   Termination by the Company . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         11.4.   Termination by Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         11.5.   Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . .   32
         11.6.   Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

12.      General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         12.1.   Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . .   33





                                      (ii)

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
         12.2.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         12.3.   Assignment; Binding Effect; Benefit  . . . . . . . . . . . . . . . . . . . . . .   34
         12.4.   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.5.   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.6.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.7.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.8.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.9.   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.10.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         12.11.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         12.12.  Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36





                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

              AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 20, 1996, among El Paso Natural Gas Company, a Delaware corporation ("Parent"), The El Paso Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Cornerstone Natural Gas, Inc., a Delaware corporation (the "Company").

                                    RECITALS

              A. The respective Boards of Directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company on the terms and subject to the conditions set forth herein.

              B. In furtherance of such acquisition, Parent agrees to cause Merger Sub to make a tender offer to purchase all the issued and outstanding shares of Common Stock, par value $.10 per share, of the Company (the "Common Stock"), at a price of $6.00 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth herein (such tender offer, as it may be amended or supplemented from time to time as permitted under this Agreement, the "Offer"); and the Board of Directors of the Company has adopted resolutions approving the Offer and recommending that the Company's stockholders accept the Offer.

              C. The respective Boards of Directors of Parent, Merger Sub and the Company have each approved, upon the terms and subject to the conditions set forth in this Agreement, the merger of Merger Sub with and into the Company (the "Merger"), whereby each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company, except shares of Common Stock held by persons who object to the Merger and comply with all provisions of Delaware law concerning the right of stockholders to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive the per share consideration paid pursuant to the Offer.

              D. The Company has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

              E. Parent and Merger Sub have required, as a condition to entering into this Agreement, that, simultaneously with the execution and delivery of this Agreement, certain holders of shares of Common Stock, stock options or warrants of the Company enter into an agreement (the "Option Agreement") with Parent and Merger Sub. Pursuant to the Option Agreement, such holders have agreed to tender their shares of Common Stock in the Offer and have granted to Merger Sub an option to purchase their shares of Common Stock, stock options and warrants upon the terms and subject to the conditions set forth therein.

              F. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Offer and the Merger.

              NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

              1.     The Offer.

              1.1. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable (but in no event later than five business days after the date of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer at a cash price of $6.00 per share, net to the seller in cash, without interest. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, consummate the Offer and accept for payment and pay for any shares of Common Stock tendered shall be subject to the satisfaction of the conditions set forth in Annex I and to the terms and conditions of this Agreement.

              (b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") with respect to the Offer a Tender Offer Statement on Schedule l4D-l (as amended and supplemented from time to time, the "Schedule 14D-1"), which shall comply in all material respects with the provisions of applicable federal securities laws, and shall contain the offer to purchase relating to the Offer and the form of the related letter of transmittal (which documents, as amended or supplemented from time to time, are referred to collectively as the "Offer Documents"). Parent shall deliver copies of the proposed forms of the Schedule 14D-1 and the Offer Documents to the Company within a reasonable time prior to the commencement of the Offer for review and comment by the Company and its counsel (who shall provide any comments thereon as soon as practicable).
Parent agrees to provide in writing to the Company and its counsel, promptly after receipt thereof, any comments that either Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule 14D-1 or the Offer Documents. Parent and Merger Sub shall promptly correct any information in the Schedule l4D-l or the Offer Documents that shall become false or misleading in any material respect, and shall take all steps necessary to cause the Schedule 14D-1 or the Offer Documents as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable laws.

              (c) The Offer shall initially expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with Article 11, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. Neither Parent nor Merger Sub shall, without the prior written consent of the Company, decrease the price per share of Common Stock payable in the Offer, change the form of consideration payable in the Offer, decrease the number of shares of Common Stock sought pursuant to the Offer, change or impose additional conditions to the Offer or otherwise amend the Offer in any manner adverse to the Company's stockholders. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, extend the Offer (i) if at the then scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment and pay for shares of Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for an aggregate period of not more than ten business days beyond the initial expiration date of the Offer if all conditions have been satisfied but less than 90% of the outstanding shares of Common Stock have been validly tendered and not withdrawn (not including shares covered by notices of guaranteed delivery); and (iii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff applicable to the Offer. Assuming the prior satisfaction or waiver of the conditions of the Offer and subject to clauses (ii) and (iii) of the preceding sentence, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as legally permitted after the commencement thereof.

              (d) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and shall be liable on a direct and primary basis for the performance by Merger Sub of its obligations under this Agreement.

              1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board of Directors of the Company, at a meeting duly called and held, has adopted resolutions (A) determining that this Agreement and the terms of each of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (B) approving the Offer, the Merger, this Agreement and the transactions contemplated by the Option Agreement and acknowledging that such approval is effective for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL") and Article Eleventh of the Company's

Restated Certificate of Incorporation and (C) recommending acceptance of the Offer and approval of the Merger and this Agreement by the Company's stockholders and (ii) Salomon Brothers, Inc. has delivered to the Board of Directors of the Company its opinion that the proposed consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this
Section 1.2(a) and Salomon Brothers, Inc. has consented to inclusion of its opinion in the Offer Documents.

              (b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company with respect to the Offer and the Merger and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel (who shall provide any comments thereon as soon as practicable). The Company agrees to provide in writing to Parent and its counsel, promptly after receipt thereof, any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule l4D-9. The Company shall promptly correct any information in the Schedule l4D-9 that shall become false or misleading in any material respect, and shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable laws.

              (c) In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Common Stock as of a recent date, and of those persons becoming record holders after such date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub shall, and shall cause each of their affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.





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



                                   ARTICLE 2

              2.     The Merger.

              2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

              2.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 10 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

              2.3. Effective Time. If all the conditions to the Merger set forth in Article 10 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 11, the parties hereto shall cause a Certificate of Merger meeting the requirements of Sections 103 and 251 of the DGCL to be properly executed and filed in accordance with such Sections on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 3

              3. Certificate of Incorporation and By-laws of the Surviving Corporation.

              3.1. Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be identical to the Certificate of Incorporation of Merger Sub, except that the name of the Surviving Corporation shall be "Cornerstone Natural Gas, Inc." and except as provided in Section 9.11. At the Effective Time, the parties hereto shall take all necessary action to cause the Certificate of Incorporation of the Surviving Corporation to be amended to read as provided in the preceding sentence.

              3.2. By-laws. The By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 4

              4.     Directors and Officers of the Surviving Corporation.

              4.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

              4.2. Officers. The officers of the Company immediately prior to the Effective Time (other than those who have elected not to continue their employment) shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 5

              5.     Conversion of Company Stock.

              5.1. Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

              (a) each share of Common Stock held by the Company or any subsidiary of the Company as treasury stock and each issued and outstanding share of Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

              (b) each issued and outstanding share of Common Stock, other than (i) shares of Common Stock referred to in paragraph (a) above and (ii) Dissenting Shares (as defined in Section 6.1) shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the price per share of Common Stock paid pursuant to the Offer (the "Merger Consideration"). At the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest;

              (c) each issued and outstanding share of capital stock of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.10, of the Surviving Corporation; and

              (d) Immediately prior to the Effective Time, except as described in the second succeeding sentence, all options (individually, an "Option" and collectively, the "Options") then outstanding under the Company's 1993 Long Term Incentive Compensation Plan or any other incentive compensation or stock option plan of the Company (the "Option Plans") and all warrants listed on Schedule 5.1(d) attached hereto (the "Warrants"), whether or not then exercisable, shall be canceled and each holder of an Option or Warrant will be entitled to receive from the Company, for each share of Common Stock subject to an Option or Warrant, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option or Warrant. The Company will use its reasonable best efforts to obtain any necessary consents from holders of Options or Warrants to the cancellation and payment provided for in this Section 5.1(d). At the Effective Time, the Company's obligations with respect to each outstanding Option set forth on
Schedule 5.1(d) shall be assumed by Parent. The Options assumed by Parent shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans and agreements pursuant to which such Options were issued as in effect immediately prior to the Effective Time, except that (a) such Options shall be exercisable for that number of whole shares of common stock, $.10 par value, of Parent ("Parent Shares"), equal to the product of the number of shares of Common Stock covered by the Option immediately prior to the Effective Time multiplied by the quotient (the "Exchange Ratio") determined by dividing the purchase price paid pursuant to the Offer by the average closing price of Parent Shares for the ten trading days preceding the Effective Time, rounded up to the nearest whole number of Parent Shares, (b) the per share exercise price for the Parent Shares issuable upon the exercise of such assumed Option shall be equal to the quotient determined by dividing the exercise price per share specified for such Option under the applicable Option Plan immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent and (c) all of the Options listed in Schedule 5.1(d) shall be deemed vested automatically.. The date of grant shall be the date on which the Option was originally granted. Parent shall (i) reserve for issuance the number of Parent Shares that will become issuable upon the exercise of such Options pursuant to this Section 5.1(d) and (ii) at the Effective Time, execute a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 5.1(d). As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form), or another appropriate form with respect to the Parent Shares subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. From and after the date of this Agreement, no additional Options shall be granted by the Company or its Subsidiaries (as defined in Section 12.9 hereof) under the Option Plans or otherwise.

                                   ARTICLE 6

              6.     Dissenting Shares; Exchange of Shares

              6.1. Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock which are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost such holder's rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 6.1, if (i) the Merger is rescinded or abandoned or (ii) if the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares pursuant to
Section 262 of the DGCL shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

              (b) The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

              6.2. Exchange of Certificates. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company to act as paying agent hereunder, which shall be The First National Bank of Boston, or such other entity as Parent and the Company may mutually select (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates formerly representing shares of Common Stock (the "Certificates"). All of the fees and expenses of the Paying Agent shall be borne by Parent.

              (b) On the Closing Date, Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay the Merger Consideration, when and as such amounts are needed by the Paying Agent (the "Exchange Fund").

              (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Common Stock immediately prior to the Effective Time (excluding any shares of Common Stock which will be canceled pursuant to Section 5.1(a) and any Dissenting Shares)
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a bank check in the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 5.1, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and, that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 6.2, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Common Stock to be canceled as set forth in Section 5.1(a) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 5.1.

              (d) Parent shall have the right to make additional rules, not inconsistent with the terms of this Agreement, governing the payment of cash for shares of Common Stock converted into the right to receive the Merger Consideration.

              (e) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 6.

              (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company two (2) years after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article 6 shall thereafter look only to the Surviving Corporation and Parent for payment of the Merger Consideration deliverable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

              (g) None of Parent, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 7

              7.     Representations and Warranties of the Company.

              Except as set forth in the disclosure letter delivered by or on behalf of the Company to Parent and Merger Sub at or prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:

              7.1. Existence; Good Standing; Corporate Authority; Compliance With Law. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operations, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is either (i) a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, or (ii) a partnership duly formed and validly existing under the laws of its respective jurisdiction of formation. Each of the Company's Subsidiaries has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation, individually or in the aggregate, is not and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action, individually or in the aggregate, is or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is an "electric utility company" or "gas utility company" within the meaning of the Public Utility Holding Company Act of 1935, as amended. The copies of the Company's Restated Certificate of Incorporation and By-laws previously delivered to Parent are true and correct.

              7.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. The Board of Directors has approved the transactions contemplated by each of this Agreement, the Merger and the Option Agreement for the purposes of Section 203 of the DGCL and Article Eleventh of the Company's Restated Certificate of Incorporation. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

              7.3. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock"). As of April 1, 1996, there were 12,515,959 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except for Warrants and the Options, which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All such issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries or any securities exercisable for, exchangeable for or convertible into such capital stock. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 7.11).

              7.4. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock or other equity or ownership interests of each of its Subsidiaries. Each of the outstanding shares of capital stock or other equity or ownership interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which would not have a Company Material Adverse Effect. The following information for each Subsidiary of the Company has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or other equity or ownership interests; and (iii) the number of issued and outstanding shares of capital stock or other equity or ownership interests.

              7.5. Other Interests. Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

              7.6. No Violation. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the Restated Certificate of Incorporation or By-laws of the Company; (ii) except as disclosed in the Company Reports (as defined in Section 7.7), result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to any of the Option Plans, or any grant or award made under any of the foregoing, provided, however, that the consummation of the Offer and the Merger will result in the acceleration of vesting of Options under the Option Plans; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payments or obligations under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation (collectively, "Contracts") to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect; or (iv) other than the filings provided for in Article 2, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect. There are no Contracts which the Company or any of its Subsidiaries is a party or by which any of them is bound pursuant to which any rights or obligations will be triggered or affected by any stockholder, director, officer or employee of the Company or any of its Subsidiaries ceasing to be a stockholder, director, officer or employee. Each of the Contracts listed on Schedule 7.6 to the Company Disclosure Schedule is a valid and binding Contract, enforceable in accordance with its terms, is in full force and effect and no event has occurred which constitutes a default (or, with notice or lapse of time or both would constitute a default) under, or result in the termination of or in a right of termination or cancellation of, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of such Contract.

              7.7. Proxy Statement; Offer Documents; Schedule 14D-1; Schedule 14D-9. (a) The Schedule 14D-9 will not, at the time filed with the SEC, and, as such Schedule 14D-9 may have been amended, upon expiration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion in the Schedule 14D-9.

              (b) The Proxy Statement and the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-1 and the Offer Documents will not, in the case of the
Schedule 14D-1 and the Offer Documents, at the time filed with the SEC and, as such documents may have been amended from time to time, upon expiration of the Offer or, in the case of the Proxy Statement, at the time it is mailed, at the time of the special meeting of the stockholders of the Company to approve the Merger (the "Meeting") or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The letter to the stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, if any, distributed to the stockholders of the Company in connection with the Option and Merger, or any schedule required to be filed with the SEC in connection therewith, are collectively referred to as the "Proxy Statement." If, prior to the Effective Time, any event relating to the Company or its Subsidiaries or any of their affiliates, officers or directors is discovered by the Company that should be set forth in an amendment of or supplement to the Schedule 14D-1 or the Offer Documents, the Company will promptly inform Parent.

              7.8. SEC Documents. The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company's Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1995, including all notes thereto, or as set forth in the Company Reports, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities arising in the ordinary course of business since such date. The Company and its Subsidiaries have no obligations under any earnout or deferred payment provisions of any agreement relating to the acquisition of stock or assets of any person.

              7.9. Litigation. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the actual knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are or would reasonably be expected to have a Company Material Adverse Effect.

              7.10. Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, since December 31, 1995, the Company has conducted its business only in the ordinary course of such business consistent with past practice and there has not been
(i) any adverse change in the financial condition, operations, assets, liabilities or results of operations of the Company and its Subsidiaries which has or is reasonably likely to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption or repurchase of any shares of its capital stock, (iii) any material change in its accounting principles, practices or methods, (iv) any increase in the salaries or other compensation payable to any officer, director or employee of the Company or any of its Subsidiaries (except for normal increases in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which any officer, director or employee may be entitled (except as required by the terms of plans as in effect on the date of this Agreement or as required by law), (v) any incurrence of indebtedness for borrowed money (except in the ordinary course of business consistent with past practice), (vi) any material adverse change or threat of a material adverse change in the Company's or any of its Subsidiaries' relations with, or any loss or threat of loss of, any of the Company's important suppliers or customers, the loss of which is material to the Company and its Subsidiaries taken as a whole, (vii) any termination, cancellation or waiver of any contract or other right material to the operation of the business of the Company and its Subsidiaries taken as a whole or (viii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company and its Subsidiaries taken as a whole, or any deterioration in the operating condition of the assets of the Company and its Subsidiaries which would have a Company Material Adverse Effect.

              7.11. Taxes. The Company and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) have paid or accrued all taxes that may be due and payable with respect to such returns, (iii) have properly accrued in all material respects all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Company Reports. There is no tax examination, investigation, audit, claim or assessment pending or, to the knowledge of the executives of the Company, threatened, which would or would reasonably be expected to have a Company Material Adverse Effect.

              7.12. Certain Employee Plans. (a) Each employee benefit or compensation plan or arrangement, including each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company or any of its Subsidiaries (the "Company Benefit Plans") complies, and has been administered, in all material respects in accordance with all applicable requirements of law, and no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any Company Benefit Plan under circumstances which present a risk of liability by the Company or any of its Subsidiaries to any governmental entity or other person, including a Company Benefit Plan, which liability would have a Company Material Adverse Effect. The Company Benefit Plans are listed on Schedule 7.11(a) and copies or descriptions of all material Company Benefit Plans have previously been provided to Parent.

              (b)    Each Company Benefit Plan intended to qualify under
Section 401(a) of the Code is so qualified and a determination letter has been issued by the Internal Revenue Service ("IRS") with respect to the qualification of each Company Benefit Plan and no circumstances exist which
would adversely affect such qualification.   Each Company Benefit Plan which is
subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. Neither the Company nor any of its Subsidiaries has sought or received a waiver of its minimum funding requirements with respect to any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has incurred, nor reasonably expects to incur, any liability in respect of any Company Benefit Plan under Title IV of ERISA (other than with respect to the payment of premiums), which liability would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred any material withdrawal liability under any "multiemployer plan" within the meaning of Section 3(37) of ERISA which has not been satisfied in full nor do any of them reasonably expect to incur such liability.

              (c)    Except as required by applicable law or as set forth on
Schedule 7.11(c), neither the Company nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees.

              (d) Except as disclosed on Schedule 7.11(d), no payment or benefit which will or may be made by the Company or any of its Subsidiaries will be characterized as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

              7.13. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the actual knowledge of the executive officers of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

              7.14. No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Salomon Brothers, Inc., the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

              7.15. Fairness Opinion. The Company has received the opinion of Salomon Brothers, Inc., to the effect that, as of the date of this Agreement, the terms of the Offer and the Merger are fair from a financial point of view to the holders of Common Stock.

              7.16.  Environmental Matters.

                     (a)    For the purposes of this Agreement:

                     "Environmental Matters" means any matter arising out of, relating to or resulting from pollution, protection of the environment and human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise arising out of, resulting from or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                     "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs, investigation costs, losses, liabilities or obligations, payments, damages, civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

                     "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Clean Water Act (Federal Water Pollution Control
Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

                     "Hazardous Materials" means any pollutants, contaminants, or hazardous or toxic substances, materials, wastes, constituents or chemicals that are regulated by, or form the basis for liability under, any Environmental Laws.

                     (b)    (i)    To the best knowledge of the management of
the Company, without due inquiry, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws.

                            (ii)   The Company and each of its Subsidiaries has
obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents ("Environmental Permits") required to be obtained by it by applicable Environmental Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business.

                            (iii)  All such Environmental Permits are in all
material respects in full force and effect, and the Company and each of its Subsidiaries has made all appropriate filings for issuance or renewal of such Environmental Permits.

                            (iv)   There are no Hazardous Materials in amounts
required to be remediated under applicable Environmental Laws at, on, under or within any real property owned, leased or occupied by the Company or any of its Subsidiaries.

                            (v)    There are no material claims, notices,
civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

                            (vi)   Neither the Company nor any of its
Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, in violation of any Environmental Laws.

                            (vii)  There are no underground storage tanks or
surface impoundments at, on, under or within any of real property owned, leased or occupied by the Company or any of its Subsidiaries, or any portion thereof.


                            (viii) None of the Company or its Subsidiaries has
received any notice asserting that it may be a potentially responsible party at any waste disposal site or other location used for the disposal of any Hazardous Materials.

              7.17. Related Party Transactions. There are no contracts, arrangements or transactions in effect between the Company or any of its Subsidiaries, on the one hand, and any officer, director or 5% stockholder of the Company, or any affiliate or immediate family member of any of the foregoing persons, on the other hand, except as set forth in the Company Disclosure Letter.

                                   ARTICLE 8

              8. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

              8.1. Existence; Good Standing; Corporate Authority; Compliance with Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

              8.2. Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

              8.3. No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonable be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby (a "Parent Material Adverse Effect"); or (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Parent Material Adverse Effect.

              8.4. No Brokers. Neither Parent nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Rodman & Renshaw, Inc. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

              8.5. Financing. Parent and Merger Sub have and will have sufficient funds to enable them to consummate the Offer and the Merger on the terms contemplated by this Agreement.

              8.6. Proxy Statement; Offer Documents; Schedule 14D-1; Schedule 14D-9. (a) The Schedule 14D-1 and the Offer Documents will not, in the case of the Schedule 14D-1, at the time filed with the SEC, and, in the case of the Offer Documents, when first published, sent or given to the stockholders of the Company and, as such documents may have been amended, upon expiration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion in the Schedule 14D-1 or the Offer Documents.

              (b) None of the information supplied by Parent, Merger Sub and their respective affiliates in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 and/or the Proxy Statement will, in the case of the Schedule 14D-9, at the time filed with the SEC and, as such Schedule 14D-9 may have been amended, upon expiration of the Offer, or, in the case of the Proxy Statement, at the time the Proxy Statement is mailed, at the time of the Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, prior to the Effective Time, any event relating to Parent, Merger Sub or any of their affiliates, officers or directors is discovered by Parent that should be set forth in an amendment of or supplement to the Schedule 14D-9 or the Proxy Statement, Parent will promptly inform the Company.

                                   ARTICLE 9

              9.     Covenants.

              9.1. No Solicitation of Transactions. Neither the Company nor any Subsidiary of the Company shall, directly or indirectly, through any officer, director, employee, agent or otherwise, initiate, solicit or knowingly encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any "Proposal" (as defined below in this Section 9.1), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Proposal, or agree to or endorse any Proposal, and the Company shall notify Parent orally (within three business days) of the fact that the Company has received any Proposal and the identity of the person making such Proposal, but the Company shall not be required to disclose to Parent or Merger Sub the terms of any Proposal which it or any such officer, director, employee, agent or other representative may receive or to provide to Parent or Merger Sub a copy of any such Proposal; and provided, however, that nothing contained in this Section 9.1 shall prohibit the Company from: (i) referring a third party to this Section 9.1; (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Proposal, if (A) the Board of Directors of the Company after consultation with its counsel and financial advisor, determines consistent with its fiduciary duties that such action should be pursued because it is reasonably likely to result in the Company or its stockholders receiving a "Superior Proposal" (as defined below in this Section 9.1) which is reasonably likely to be consummated and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides reasonable notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (iii) complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer; (iv) failing to make or withdrawing or modifying its recommendation referred to in Section 9.4 if there exists a Proposal and the Board of Directors of the Corporation, after consultation with its counsel and financial advisor, determines consistent with its fiduciary duties that such Proposal is a Superior Proposal; (v) making such disclosures as are required by applicable law; and (vi) after termination pursuant to Section 11.2, entering into an agreement with respect to a Superior Proposal.

              For purposes of this Agreement: "Proposal" shall mean any proposal, offer or expression of interest by any person involving with respect to the Company or any of its Subsidiaries any of the following: (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than any transaction contemplated hereby); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith (other than the Offer); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, that the transactions contemplated by the Option Agreement and the transactions contemplated hereby shall not constitute a Proposal; and "Superior Proposal" shall mean a bona fide Proposal from an unaffiliated third party that is more favorable to the Company and its stockholders than the transactions contemplated hereby and is reasonably likely to be consummated.

              9.2. Conduct of Businesses. Prior to the Effective Time, except as specifically set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

                     (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                     (b) shall use its reasonable efforts, and shall cause each of its respective Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

                     (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

                     (d)    shall not amend its organizational documents;

                     (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise) of the Company's or any Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty or covenant contained herein;

                     (f) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement;

                     (g) shall not (i) issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from the Company, (iii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

                     (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock; (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

                     (i) shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

                     (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit (or any amendments thereto) in the ordinary course of business; (ii) except for obligations of wholly owned Subsidiaries of the Company, assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to the Company and its Subsidiaries, taken as a whole; (iii) other than wholly owned Subsidiaries of the Company, make any loans, advances or capital contributions to, or investments in, any other person; (iv) modify in any material manner adverse to the Company or any of its Subsidiaries any outstanding indebtedness or obligation of the Company or any of its Subsidiaries; (v) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;

                     (k) shall not acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practices which would be material to the Company and its Subsidiaries taken as a whole;

                     (l) shall not change any of the accounting principles or practices used by the Company;

                     (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

                     (n) shall not make any tax election or settle or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;

                     (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected, reserved against or disclosed in the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

                     (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

                     (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Section 9.2(a) through 9.2(p) or any action that would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

                     9.3. Board Representation. Promptly upon the purchase of shares of Common Stock pursuant to the Offer, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Merger Sub, subject to compliance with Section l4(f) of the Exchange Act and the rules and regulations promulgated thereunder, representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that the number of shares of Common Stock purchased by Merger Sub bears to the number of shares of Common Stock outstanding, and the Company shall, upon request by Merger Sub, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Merger Sub's designees to be elected to the Board of Directors and shall cause Merger Sub's designees to be so elected. The Company shall take, at its expense, all action required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 9.3 and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders such information with respect to the Company and its officers and directors as is required by Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 9.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its or Merger Sub's nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-l. In the event that Merger Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors shall have at least one director who is a director on the date hereof (the "Company Director"). In such event, if the Company Director is unable to serve for any reason whatsoever, the other directors shall designate a person to fill such vacancy who shall not be a designee, stockholder or affiliate of Parent or Merger Sub and such person shall be deemed to be a Company Director for purposes of this Agreement.
Notwithstanding anything in this Agreement to the contrary, in the event that Merger Sub's designees are elected to the Board of Directors of the Company, after the acceptance for payment of shares of Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Company Director shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder or (d) take any other action by the Board of Directors of the Company under or in connection with this Agreement.

              9.4. Meeting of the Company's Stockholders. (a) If required by applicable law in order to consummate the Merger, the Company shall take all action necessary in accordance with the DGCL and its Restated Certificate of Incorporation and By-laws to convene the Meeting as promptly as practicable following the purchase of shares of Common Stock in the Offer. At the Meeting, all of the shares of Common Stock then owned by Parent, Merger Sub or any other Subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable law and subject to the right of Parent, Merger Sub or any other Subsidiary of Parent to vote such shares of Common Stock as they may elect in the event of a Superior Proposal that is being recommended by the Board of Directors of the Company in lieu of the Merger). Subject to the provisions of Section 9.1, the Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

              (b) Parent and Merger Sub shall not, and shall cause their Subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the shares of Common Stock acquired pursuant to the Offer or otherwise prior to the Meeting; provided, that this Section 9.4(b) shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all of such shares of Common Stock in transactions solely involving Parent, Merger Sub and/or one or more of their wholly-owned Subsidiaries.

              9.5. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Offer or the Merger; (b) use all reasonable efforts to cooperate with one another in (i) promptly determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to promptly consummate and make effective the transactions contemplated by this Agreement. Each of Parent and the Company will use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer or the Merger under the HSR Act or other antitrust laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

              9.6. Inspection of Records; Access. From the date of this Agreement to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access at all reasonable times to all employees, plants, offices, warehouses, transmission facilities and other facilities and to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries; provided, however, that Parent's Representatives shall use their reasonable best efforts to avoid unreasonably interfering with, hindering or otherwise disrupting the employees of the Company in the execution of their employment duties during any visit to, or inspection of, the Company's facilities.

              9.7. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

              9.8. Proxy Statement. If required under applicable law, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Sub purchases shares of Common Stock pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company.

              If a Proxy Statement is not required to be disseminated to stockholders of the Company under the federal securities laws in connection with the Merger, the Company shall prepare and mail to stockholders of the Company, as promptly as practicable following the purchase of shares of Common Stock in the Offer, such notices and other materials as may be required under the DGCL in connection with the consummation of the Merger. The Company shall give Parent and its counsel the opportunity to review such notices and other materials and all amendments and supplements thereto prior to their being mailed.

              9.9. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Offer or the Merger.

              9.10. Expenses. Whether or not the Merger is consummated, except as provided in Section 11.5(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

              9.11.  Indemnification and Insurance.

                     (a) Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the indemnified parties under the Company's Restated Certificate of Incorporation and By-laws (the "Indemnified Parties") to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

                     (b) The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

                     (c) For a period of three years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such parties than such existing insurance; provided, however, that Parent shall not be required, in order to maintain or procure such coverage, to pay premiums in excess of $350,000 in the aggregate over such three year period (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, Parent shall only be required to obtain such coverage for such three-year period as can be obtained by paying aggregate premiums equal to the Cap.

              9.12.  Certain Benefits.

                     (a) From and after the Effective Time, subject to applicable law, Parent and its Subsidiaries will honor in accordance with their terms, all Company Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Benefit Plan.

                     (b) The Surviving Corporation shall employ at the Effective Time all employees of the Company and its Subsidiaries who are employed on the Closing Date on terms consistent with the Company's current employment practices and at comparable levels of compensation and positions. Subject to the obligations of the Surviving Corporation under existing employment agreements, such employment shall be at will and Parent and the Surviving Corporation shall be under no obligation to continue to employ any individuals. For purposes of eligibility to participate in and vesting in various benefits (but not for determination of benefits) provided to employees, employees of the

Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries.

              9.13. Headquarters of the Surviving Corporation. Parent agrees that, for one year following the Effective Time, the headquarters of the Surviving Corporation (other than with respect to gas marketing operations) will be located in Dallas, Texas.

                                   ARTICLE 10

              10.    Conditions.

              10.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                     (a) Merger Sub shall have purchased pursuant to the Offer a number of shares of Common Stock which satisfies the Minimum Condition;

                     (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                     (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

                     (d) This Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the DGCL and the Company's Restated Certificate of Incorporation and By-laws.

                     10.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the condition that Parent shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and the Company shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

                     10.3. Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the condition that the Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and Parent shall have received a certificate of the Company, dated the Closing Date, certifying to such effect.

                                   ARTICLE 11

              11.    Termination.

              11.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned, notwithstanding the approval of the stockholders entitled to vote thereon, at any time prior to the Effective Time by the mutual consent of Parent and the Company.

              11.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the approval of the stockholders entitled to vote thereon, by action of the Board of Directors of either Parent or the Company if (a) the Offer shall have expired or been terminated in accordance with its terms as the result of the failure of any of the conditions set forth in Annex I hereto without Merger Sub having purchased any shares of Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 11.2 (a) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition, (b) the Merger shall not have been consummated by October 20, 1996 (the "Outside Closing Date"), (c) the approval of the Company's stockholders required by Section 10.1(d) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 11.2(c) shall not be available to Parent if Parent or Merger Sub breaches its obligations under Section 9.4 of this Agreement, (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, or ruling prevents the Merger from being consummated on or before the Outside Closing Date; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by the Outside Closing Date, or (e) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Proposal which, after consultation with counsel and its investment advisor, the Board of Directors of the Company had determined to be a Superior Proposal.

              11.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the approval of the stockholders entitled to vote thereon, by action of the Board of Directors of the Company (a) if the Offer shall not have been timely commenced in accordance with Section 1.l; (b) if the Offer shall have expired or have been terminated without any shares of Common Stock being purchased thereunder or if no shares of Common Stock shall have been purchased thereunder within 120 days following the date of this Agreement unless failure to so purchase shares of Common Stock has been caused by or results from a breach by the Company of this Agreement; (c) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Parent Material Adverse Effect or (d) there has been a material breach of any of the covenants or agreements set forth in this Agreement or the Option Agreement on the part of Parent or Merger Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent or the Outside Closing Date, whichever is the earlier.

              11.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the approval of the stockholders entitled to vote thereon, by action of the Board of Directors of Parent, if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or the Outside Closing Date, whichever is the earlier, (c) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement, the Offer or the Merger in a manner adverse to Parent or Merger Sub, (d) a tender offer or exchange offer (other than the Offer) for 50% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company recommends that stockholders tender their shares into such tender or exchange offer, (e) any person (other than Parent or Merger Sub) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such terms defined under section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 50% of the shares of capital stock of the Company on a fully diluted basis or (f) the Board of Directors or the Transfer Review Committee or the Transfer Review Officer shall authorize a Transfer by or to a 5% Holder (as such terms are defined in the Company's Restated Certificate of

Incorporation) of shares of Common Stock or the provisions of Article Eleventh of the Restated Certificate of Incorporation shall otherwise be waived or deemed inapplicable to any acquisition of beneficial ownership of more than 5% of the shares of Common Stock (other than by Parent or Merger Sub).

              11.5. Effect of Termination and Abandonment. (a) In the event that this Agreement is terminated by either party pursuant to Section 11.2(a) by reason of the failure of any of the conditions set forth in paragraph (e) or
(f) of the conditions of the Offer set forth in Annex I, by either party pursuant to Section 11.2(e) or by Parent and Merger Sub pursuant to Section 11.4(c), (d) or (f) and, in any such case, any person shall have made a Superior Proposal or the Company shall enter into an agreement in principle or definitive agreement with respect to a Superior Proposal within 9 months following such termination, then the Company shall simultaneously with such termination or the execution of such agreement, as the case may be, pay Parent a fee of $2,500,000 and shall reimburse Parent for all reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement up to a maximum of $1,000,000, which amount shall be payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 11.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if Company fails to promptly pay the amount due pursuant to this Section 11.5(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against Company for the fee set forth in this Section 11.5(a), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 8% per annum.

              (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 11, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 11.5 and except for the provisions of the Confidentiality Agreement between the Company and Parent and Sections 12.3, 12.4, 12.6, 12.8,
12.9 and 12.12. Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Section 11.3 (a), (b), (c) or (d) or 11.4(a) or (b), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law for damages or in equity; provided that in the event Parent has received the fee payable under Section 11.5(a) hereof, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting a Superior Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers, directors, attorneys, advisors, agents or employees based in whole or in part upon its or their receipt, consideration, recommendation or approval of a Superior Proposal.

              11.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto by action taken by its Board of Directors may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12

              12.    General Provisions.

              12.1. Survival of Representations and Warranties. Unless this Agreement is terminated pursuant to Article 11, the representations and warranties and covenants made in this Agreement shall terminate at the Closing, except that any covenant herein which by its terms contemplates performance after the Closing Date shall survive the Closing Date for the period contemplated thereby.

              12.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company:                      If to Parent or Merger Sub:
Cornerstone Natural Gas, Inc.           El Paso Natural Gas Company
8080 North Central Express              One Paul Kayser Center
Suite 1200                              100 North Stanton Street
Dallas, Texas  75206                    El Paso, Texas  79901
Attention:  Ray Davis                   Attention:  H. Brent Austin
Chairman of the Board                   Executive Vice President
and Chief Executive Officer             and Chief Financial Officer
Facsimile:  (214) 739-8251              Facsimile:  (915) 541-5008

With copies to:                         With a copy to:
Schlanger, Mills, Mayer                 Gary P. Cooperstein, Esq.
  & Grossberg, L.L.P.                   Fried, Frank, Harris,
5847 San Felipe, Suite 1700               Shriver & Jacobson
Houston, Texas  77057                   One New York Plaza
Attention:  Clarence Mayer, Esq.        New York, NY  10004
Facsimile:  (713) 785-2091              Facsimile:  (212) 747-1526

and

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1700 Pacific Avenue
Dallas, Texas 75201
Attention:  Jack Stillwell, Esq.
Facsimile:  (214) 969-4343

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

              12.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign this Agreement to any of its Subsidiaries whether or not such Subsidiaries exist at the date hereof; provided, further, that no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 9.10, which are expressly intended to be enforceable by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

              12.4. Entire Agreement. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement between the Company and Parent constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

              12.5. Amendment. This Agreement may be amended, at any time prior to the Effective Time, to the fullest extent permitted by Section 251(d) of the DGCL and notwithstanding the approval of the Agreement by the Stockholders entitled to vote thereon, by the parties hereto by an instrument in writing signed by or on behalf of each of the parties hereto.

              12.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that Delaware law shall apply to those matters required to be governed by Delaware law under applicable choice of law principles.

              12.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

              12.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

              12.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

              12.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

              12.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

              12.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

              IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                        EL PASO NATURAL GAS COMPANY

                                        By: /s/ H. BRENT AUSTIN
                                           -----------------------------------
                                        Name:  H. Brent Austin
                                        Title: Executive Vice President and
                                               Chief Financial Officer

                                        THE EL PASO COMPANY

                                        By: /s/ ROBERT G. PHILLIPS
                                           -----------------------------------
                                        Name:  Robert G. Phillips
                                        Title: Senior Vice President


                                        CORNERSTONE NATURAL GAS, INC.

                                        By: /s/ RAY C. DAVIS
                                           -----------------------------------
                                        Name:  Ray C. Davis
                                        Title: Chairman of the Board and
                                               Chief Executive Officer

                                   ANNEX I
                                      to
                         Agreement and Plan of Merger

       Conditions to the Offer. Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which, when added to the number of shares of Common Stock then issuable upon the exercise of presently exercisable Warrants subject to the Option Agreement and previously delivered to Merger Sub in accordance with the terms of the Option Agreement, would represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if at any time on or after the date of this Agreement and before the acceptance of such shares of Common Stock for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

              (a) there shall have been instituted or pending any action or proceeding by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic or foreign, which restrains or prohibits the making or consummation of the Offer or the Merger or which would be reasonably likely to (i) result in material liability or material damages being incurred by Parent or Merger Sub or
       (ii) have a Company Material Adverse Effect; or

              (b) there shall have been enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, any statute, rule, regulation, judgment, decree, order or injunction, that prohibits or makes illegal the making or consummation of the Offer or the Merger; or

              (c) the Company and Merger Sub shall have reached an agreement or understanding that the Offer or the Merger Agreement be terminated or the Merger Agreement shall have been terminated in accordance with its terms; or

              (d) (i) (A) any of the representations and warranties made by the Company in Sections 7.1, 7.2, 7.3 or 7.4 of the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later time (other than representations and warranties made as of a specified date) or (B) any of the other representations and warranties made by the Company in the Merger Agreement shall not have been true and correct when made or shall thereafter have ceased to be true and correct as if made as of such later time (other than representations and warranties made as of a specified date), with the result that such failure to be true and correct, either singly or in the aggregate with all other such failures, has or would reasonably be expected to have a Company Material Adverse Effect (it being understood that the foregoing shall not be construed as applying an additional standard of materiality to any representation or warranty which by its terms is qualified by materiality or by "Company Material Adverse Effect")or (ii) after notice of default by Merger Sub to the Company, the Company shall not, prior to the earlier of (A) the expiration of the time period prescribed in Section 11.4(b) of the Merger Agreement and (B) the expiration date of the Offer, in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement ; or


              (e) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent and Merger Sub or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Proposal or shall have resolved to do any of the foregoing, or shall have failed to reject any Proposal within 10 business days after public announcement thereof; or

              (f) so long as Parent and Merger Sub have not breached their obligation to purchase shares of Common Stock pursuant to the Offer or the Option Agreement, if (i) any person (other than Merger Sub) shall have acquired beneficial ownership of 50% or more of the shares of Common Stock on a fully diluted basis, or shall have been granted any option or right, conditional or otherwise, to acquire 50% or more of the shares of Common Stock on a fully diluted basis; (ii) any new group shall have been formed which beneficially owns more than 50% of the shares of Common Stock on a fully diluted basis; (iii) any person shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company; or (iv) the Board of Directors or the Transfer Review Committee or the Transfer Review Officer shall authorize a Transfer by or to a 5% Holder (as such terms are defined in the Company's Restated Certificate of

       Incorporation) of shares of Common Stock or the provisions of Article Eleventh of the Restated Certificate of Incorporation shall otherwise be waived or deemed inapplicable to any acquisition of beneficial ownership of more than 5% of the shares of Common Stock (other than by Parent or Merger Sub); or

              (g) any of the agreements with each of Ben H. Cook, Ray C. Davis and Kelcy L. Warren dated as of the date of this Agreement, shall not be in full force and effect, or any of such persons shall have contested the validity of any such agreement or denied that he is bound by the terms thereof;

       which, in the reasonable judgment of Parent and Merger Sub, in any case, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for the shares of Common Stock.

       The foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such condition and may be waived by Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Merger Sub. The failure by Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

       Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.